Exhibit 10.1

SECOND AMENDMENT TO SECOND AMENDED

AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of December 16, 2016 (the “Effective Date”), among RIGNET, INC., a Delaware corporation (“Borrower”), certain subsidiaries of Borrower party hereto, as guarantors (“Guarantors”), the lenders from time to time party hereto (“Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Agent”), Swingline Lender and L/C Issuer. Capitalized terms used but not defined in this Amendment have the meaning given them in the Credit Agreement (defined below).

RECITALS

A. Borrower, the Subsidiaries of Borrower party thereto as Guarantors, Agent, Swingline Lender, L/C Issuer and Lenders are parties to that certain Second Amended and Restated Credit Agreement dated as of October 3, 2013 (as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of February 24, 2016, and as may be further amended, restated or supplemented, the “Credit Agreement”).

B. Borrower has requested that the Lenders amend the Credit Agreement, and the Lenders have agreed to amend the Credit Agreement, subject to the terms and conditions set out in this Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1. Optional Reduction of Revolving Facility. Pursuant to Section 2.06(a) of the Credit Agreement, Borrower hereby elects to reduce the Revolving Commitments (in effect prior to this Amendment) from an aggregate amount of $125,000,000 to an aggregate amount of $75,000,000. Agent hereby acknowledges receipt of such notice required to effectuate such optional reduction. Further, to the extent necessary to effectuate such optional reduction, Borrower will on or prior to the Effective Date, make a voluntary repayment of Revolving Loans in an amount necessary to reduce the outstanding Revolving Exposure to no more than $75,000,000.

2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended to delete the defined terms “Applicable Rate”, “Consolidated EBITDA”, “Consolidated Fixed Charge Coverage Ratio”, and “Revolving Commitment” and replace them as follows in their appropriate alphabetical order as follows:

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio):

Level	Consolidated Leverage Ratio	Eurodollar Rate & LIBOR Daily Floating Rate	Commitment Fee
1	Less than 1.00 to 1.00	1.50%	0.20%
2	Greater than or equal to 1.00 to 1.00, but less than 1.25 to 1.00	1.75%	0.20%
3	Greater than or equal to 1.25 to 1.00, but less than 2.25 to 1.00	2.00%	0.25%
4	Greater than or equal to 2.25 to 1.00	2.50%	0.30%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 2.10(b); provided that, if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 shall apply, in each case as of the fifth Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 6.02(a). Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Borrower and its Subsidiaries in accordance with GAAP or IFRS, as applicable, (a) Consolidated Net Income for the most recently completed Measurement Period; plus (b) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges paid in cash, (ii) the provision for federal, state, local and foreign income Taxes payable, (iii) depreciation and amortization expense, (iv) non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), and (v) all other non-cash finance expenses (including but not limited to (A) changes in valuations of preferred stock, and (B) non-share based compensation expenses); plus (c) transaction costs and expenses incurred by Borrower and its Subsidiaries in connection with this Agreement; plus (d) reasonable, non-recurring transaction costs and expenses incurred by Borrower and its Subsidiaries in connection with any Acquisition or other Investment permitted under this Agreement (whether or not consummated); plus (e) any adjustments resulting from purchase accounting in accordance with GAAP for any Acquisition or other Investment permitted under this Agreement; plus (f) the amount of any business optimization expense and restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with Acquisitions after the Closing Date, costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, conversion costs and excess pension charges and consulting fees incurred in connection with the foregoing, provided such costs (x) are actual and identifiable, and (y) do not exceed ten percent (10%) of Target EBITDA; plus (g) for such applicable periods, to the extent deducted in calculating such Consolidated Net Income, the amount of the 2015 Special Adjustments (provided that, any recoveries, or reversals by Borrower of any portion of the 2015 Special Adjustments in any subsequent period shall be deducted in calculating such Consolidated Net Income to the extent that such amount recovered or reversed was included in Consolidated Net Income), less (h) without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net

Income for such period, non-cash gains (excluding any such non-cash gains to the extent (i) there were cash gains with respect to such gains in past accounting periods or (ii) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods). “Consolidated EBITDA” for any Measurement Period shall be calculated to give pro forma effect to any acquisition or disposition of assets consummated at any time after the first day of such Measurement Period as if each such acquisition or disposition had occurred on the first day of such Measurement Period, provided that any such pro forma adjustment shall be (x) made on a basis consistent with GAAP or IFRS, as applicable, and Regulation S-X promulgated under the Securities Act of 1933, and (y) supported by detailed calculations.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (without duplication) (i) Consolidated EBITDA, less (ii) cash Taxes, less (iii) Restricted Payments paid in cash by Borrower to the owners of its Equity Interests, less (iv) (x) through the second anniversary of the Closing Date, Unfinanced Capital Expenditures in excess of $20,000,000, (y) from the second anniversary of the Closing Date through and including December 31, 2016, Unfinanced Capital Expenditures in excess of $10,000,000, and (z) thereafter, all Unfinanced Capital Expenditures, plus (v) any voluntary prepayment of the Outstanding Amount of Term Loans, in each case for the applicable Measurement Period, plus (vi) only for the applicable Measurement Periods ended September 30, 2016 and ending December 31, 2016, March 31, 2017 and June 30, 2017, an amount equal to $3,000,000 corresponding to a voluntary repayment made in September, 2016 of a portion of the Outstanding Amount of Revolving Loans, to (b) the sum of (i) current maturities of long term Indebtedness (including, but not limited to, any Subordinated Debt and Capitalized Leases), but in each case excluding the scheduled principal payment due and payable by Borrower on the Maturity Date under any Loan made pursuant to this Agreement, plus (ii) Consolidated Interest Charges paid in cash for the applicable Measurement Period, plus (iii) principal payments made in respect of Subordinated Debt for the applicable Measurement Period.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. After giving effect to the Second Amendment, the Revolving Commitment of all of the Revolving Lenders on the Second Amendment Closing Date is $75,000,000.

(b) Section 1.01 of the Credit Agreement is hereby amended to add the defined terms “Second Amendment” and “Second Amendment Closing Date” in their appropriate alphabetical order as follows:

“Second Amendment” means that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of the Second Amendment Closing Date, among other things, amending certain provisions of this Agreement.

“Second Amendment Closing Date” means December 16, 2016.

(c) Section 2.03(h) of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

(h) Letter of Credit Fees. Borrower shall pay to Agent for the account of each Revolving Lender in accordance, subject to Section 2.15, with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to 1.50% per annum times the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit equal to 1.50% per annum times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (A) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on a quarterly basis in arrears.

(d) Section 6.12 of the Credit Agreement is amended by replacing the phrase “Notify Agent at the time any Person becomes a Subsidiary” with the phrase “Notify Agent on, and concurrently with the delivery of, the Compliance Certificates pursuant to Section 6.02(a) whether or not during the fiscal quarter then ended any Person has become a Subsidiary, with such information completed or attached to such Compliance Certificate as indicated to be included therein or attached thereto,”.

(e) Schedule 1.01(a) to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 1.01(a) attached to this Amendment.

(f) Schedule 1.01(b) to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 1.01(b) attached to this Amendment.

(g) Exhibit C (Form of Compliance Certificate) is hereby deleted in its entirety and replaced with Exhibit C attached to this Amendment.

3. Conditions. This Amendment shall be effective as of the Effective Date once all of the following have been satisfied or delivered to Agent, in each case in form and substance satisfactory to Agent:

(a) this Amendment executed by Borrower, Guarantors, Agent and at least the Required Lenders;

(b) a replacement Revolving Note by Borrower payable to the order of each Revolving Lender requesting a replacement Revolving Note in the amount of each such requesting Revolving Lender’s portion of the Revolving Commitment (after giving effect to this Amendment), and Lenders agree to return to Borrower as soon as practicable after the Effective Date the executed originals of the Revolving Notes in effect prior to the effectiveness of this Amendment, or lost note affidavits reasonably acceptable to Borrower from the Lenders who cannot locate the executed originals of said promissory notes;

(c) an Officer’s Certificate from each of Borrower and each Guarantor certifying as to incumbency of officers, that since the date of the certificate delivered to Agent and the Lenders in connection with the closing of the Credit Agreement or in the case of the First Amendment to the Credit Agreement, as the case may be, no changes to its certificate of incorporation (or equivalent thereof) and its bylaws (or equivalent thereof), except for Borrower’s certificate of incorporation and its bylaws which are attached to such Officer’s Certificate for Borrower, and that the resolutions adopted in connection with the closing of the Credit Agreement have not been amended, rescinded or revoked (other than with respect to officer appointments made subsequent to the Closing Date or the First Amendment to the Credit Agreement, in either case if applicable) and remain in full force and effect;

(d) Certificates of Existence and Good Standing of Borrower and each Guarantor from its respective jurisdiction of incorporation; and

(e) such other documents as Agent may request.

4. Representations and Warranties. Borrower and each Guarantor represents and warrants to the Agent and the Lenders on and as of the date hereof that (a) it possesses the requisite power and authority to execute and deliver this Amendment, (b) this Amendment has been duly authorized and approved by the requisite corporate action on the part of Borrower or such Guarantor, (c) no other consent of any Person (other than Agent and the Lenders) that has not been obtained is required for this Amendment to be effective, (d) the execution and delivery of this Amendment does not violate its organizational documents, (e) the representations and warranties in each Loan Document to which it is a party are true and correct in all material respects on and as of the date of this Amendment as though made on the date of this Amendment (except to the extent that such representations and warranties speak to a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), (f) after giving effect to this Amendment, it is in compliance with all covenants and agreements contained in each Loan Document to which it is a party, (g) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing and (h) that each Loan Document to which it is a party remains in full force and effect and is the legal, valid, and binding obligations of Borrower or such Guarantor enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing.

5. FATCA. For the purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Amendment, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the obligations of the Borrower set forth in the Credit Agreement, as modified by this Amendment, as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

6. Scope of Amendment; Reaffirmation. Except as expressly modified by this Amendment, all references to the Credit Agreement shall refer to the Credit Agreement as affected by this Amendment. Except as affected by this Amendment, the Loan Documents are unchanged and continue in full force and effect. However, in the event of any inconsistency between the terms of the Credit Agreement (as amended by this Amendment) and any other Loan Document, the terms of the Credit Agreement (as amended by this Amendment) shall control and such other document shall be deemed to be amended to conform to the terms of the Credit Agreement (as amended by this Amendment).

7. Miscellaneous.

(a) Binding Effect. The Credit Agreement as amended by this Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective legal representatives, successors and permitted assigns.

(b) No Waiver of Defaults. This Amendment does not constitute a waiver of, or a consent to, any present or future violation of or default under, any provision of the Loan Documents, or a waiver of Agent’s or any Lender’s right to insist upon future compliance with each term, covenant, condition and provision of the Loan Documents.

(c) Form. Each agreement, document, instrument or other writing to be furnished the Agent or any Lender under any provision of this Amendment must be in form and substance reasonably satisfactory to Agent.

(d) Headings. The headings and captions used in this Amendment are for convenience only and will not be deemed to limit, amplify or modify the terms of this Amendment, the Credit Agreement, or the other Loan Documents.

(e) Costs, Expenses and Attorneys’ Fees. Borrower agrees to pay or reimburse Agent on demand for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, and execution of this Amendment, including, without limitation, the reasonable fees and disbursements of Agent’s counsel.

(f) Multiple Counterparts. This Amendment may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment, or any certificate delivered hereunder, by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on Borrower, each Guarantor, Agent, and each Lender. Agent may also require that any such documents and signatures be confirmed by a manually-signed original; provided that, the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(g) Governing Law. This Amendment and the other Loan Documents shall be construed, and their performance enforced, under Texas law.

8. Entirety. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG BORROWER, GUARANTORS, LENDERS AND AGENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signatures are on the following pages.]

This Amendment is executed as of the Effective Date.

BORROWER:

RIGNET, INC., a Delaware corporation

By:	/s/ Charles Schneider
Charles Schneider
Chief Financial Officer

GUARANTORS:

LANDTEL, INC.,
a Delaware corporation

By:	/s/ Charles Schneider
Charles Schneider
President

RIGNET SATCOM, INC., a Delaware corporation

By:	/s/ Charles Schneider
Charles Schneider
Chief Financial Officer

LANDTEL COMMUNICATIONS, L.L.C., a Louisiana limited liability company

By:	/s/ Charles Schneider
Charles Schneider
President

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement]

AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Renee Marion
Renee Marion
Assistant Vice President

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement]

LENDER:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swingline Lender

By:	/s/ Jameson Burke
Jameson Burke
Vice President

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement]

LENDER:

COMPASS BANK, as a Lender

By:	/s/ Tom Brosig
Tom Brosig
Senior Vice President

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Daniel J. Lintner
Daniel J. Lintner
Senior Vice President

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement]

LENDER:

BOKF, NA DBA BANK OF TEXAS, as a Lender

By:	/s/ Ralph F. Walker
Ralph F. Walker
Vice President

[Signature Page to Second Amendment to Second Amended and Restated Credit Agreement]

SCHEDULE 1.01(a)

CERTAIN ADDRESSES FOR NOTICES

RigNet, Inc.

1880 South Dairy Ashford, Suite 300

Houston, Texas 77077

Attention: Charles Schneider, Chief Financial Officer

Telephone: 281-674-0118

Telecopier: 281-674-0101

Electronic Mail: chip.schneider@rig.net

Website Address: www.rig.net

U.S. Taxpayer Identification Number: 76-0677208

with a copy to:

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Attention: Anita M. Tarar and Brian Fenske

Telephone: 214-855-8235

Telecopier: 214-855-8200

Electronic Mail: anita.tarar@nortonrosefulbright.com

                            brian.fenske@nortonrosefulbright.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Bank of America Plaza

901 Main Street

Dallas, Texas 75202-3714

Attention: Jennifer Ollek, Credit Service Representative

Telephone: 972-338-3767

Telecopier: 214-290-8374

Electronic Mail: jennifer.a.ollek@bankofamerica.com

Bank of America, N.A.

ABA # 026009593

Dallas, Texas

Acct. # 129-2000-883

Attn: Corporate Credit Services

Ref: RigNet, Inc.

Schedule 1.01(a) – Page 1

Other Notices as Administrative Agent:

Bank of America, N.A. - Agency Management

Global Commercial Banking

MC# IL4-135-09-61

135 S. LaSalle St.

Chicago, IL 60603

Attention: Denise Jones, Agency Management Officer II

Telephone: 312-828-1846

Telecopier: 877-206-8413

Electronic Mail: denise.j.jones@baml.com

with a copy to:

Bank of America, N.A.

700 Louisiana, 8th Floor

Houston, Texas 77002

Attention: Jameson Burke

Telephone: 713-247-7062

Telecopier: 713-247-7879

Electronic Mail: jameson.burke@baml.com

with a copy to:

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas 77010

Attention: Neal M. Kaminsky

Telephone: 713-547-2542

Telecopier: 713-236-5675

Electronic Mail: neal.kaminsky@haynesboone.com

Schedule 1.01(a) – Page 2

SCHEDULE 1.01(b)

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Term Commitment	Applicable Percentages
Bank of America, N.A.	$28,378,378.38	$22,702,702.69	37.83783784%
Compass Bank	$19,256,756.76	$15,405,405.41	25.67567568%
Wells Fargo Bank, National Association	$19,256,756.76	$15,405,405.41	25.67567568%
BOKF, NA dba Bank of Texas	$8,108,108.10	$6,486,486.49	10.81081081%
Total	$75,000.000.00	$60,000,000.00	100.00000000%

Schedule 1.01(b)

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

RIGNET, INC.

Date:

This certificate is delivered by RigNet, Inc., a Delaware corporation (“Borrower”), pursuant to Section 6.02 of that certain Second Amended and Restated Credit Agreement dated as of October 3, 2013, among Borrower, the Subsidiaries of Borrower party thereto, as guarantors, Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender, and L/C Issuer (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies that he/she is a Responsible Officer of Borrower and further certifies, on behalf of Borrower in such capacity and not individually, as of the date hereof to Administrative Agent and Lenders that:

(a) The financial statements delivered with this certificate in accordance with Section 6.01(a) and/or 6.01(b) of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrower and the Subsidiaries as of the dates and the accounting period covered by such financial statements [(subject only to normal year-end adjustments and the absence of footnotes)]1;

(b) The undersigned has reviewed the terms of the Credit Agreement and have made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and conditions of Borrower and the Subsidiaries during the accounting period covered by such financial statements;

(c) Such review has not disclosed the existence during or at the end of such accounting period, and the undersigned has no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrower has taken, is undertaking and proposes to take with respect thereto;

(d) Borrower is in compliance with the covenants contained in Section 7.11 of the Credit Agreement, as demonstrated by the calculation of such covenants below, except as set forth below; and

(e) The Consolidated Leverage Ratio for the period covered by this certificate, as demonstrated by the calculations required by Section 7.11(a) attached hereto, is              to 1.0. As a result of the foregoing, Level              of the Applicable Rate is the applicable Level for purposes of determining the Applicable Rate for all Loans.

(f) Borrower hereby represents and warrants that [no Person has become a Subsidiary during the period covered by this certificate][certain Persons have become Subsidiaries during the period covered by this certificate, and (i) Schedule 2 attached hereto includes a list of (A) such Subsidiaries and

[1]	Include for Section 6.01(b) financial statements.

Exhibit C

Form of Compliance Certificate

all Subsidiaries, joint ventures and partnerships and other equity investments of such Person; (B) the ownership of shares of each class of Equity Interests in each such Subsidiary outstanding as of the date of this certificate, and (ii) the outstanding Equity Interests in all such Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than Permitted Liens).

Exhibit C

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate as of the date first written above.

RIGNET, INC.,
a Delaware corporation

By:
Name:
Title:

Signature Page to Compliance Certificate

CONSOLIDATED LEVERAGE RATIO

Section 7.11(a)

Consolidated Leverage Ratio for the applicable Measurement Period is defined as follows:

Consolidated Funded Indebtedness as of the date of determination	$

Consolidated EBITDA for the most recently completed Measurement Period	$

Consolidated Leverage Ratio (ratio of Consolidated Funded Indebtedness to EBITDA)	to 1.0

Maximum Consolidated Leverage Ratio for the Measurement Period per Section 7.11(a)	to 1.0

In Compliance	Yes or No

Compliance Certificate – Consolidated Leverage Ratio Worksheet

CONSOLIDATED FIXED CHARGE COVERAGE RATIO

Section 7.11(b)

Consolidated Fixed Charge Coverage Ratio for the applicable Measurement Period is defined as follows:

1.	Consolidated EBITDA for the applicable Measurement Period	$

2.	cash Taxes for the applicable Measurement Period	$

3.	Restricted Payments paid in cash by Borrower to the owners of its Equity Interests for the applicable Measurement Period	$

4.	Unfinanced Capital Expenditures [in excess of $20,000,000][1] [in excess of $10,000,000][2] for the applicable Measurement Period	$

5.	any voluntary prepayment of the Outstanding Amount of the Term Loans for the applicable Measurement Period	$

6.	$3,000,000 corresponding to a voluntary repayment made in September, 2016 of a portion of the Outstanding Amount of Revolving Loans for the applicable Measurement Period[3]	$

7.	line 1 less line 2 less line 3 less line 4 plus line 5 and, to the extent applicable, plus line 6	$

8.	current maturities of long term Indebtedness (including, but not limited to, any Subordinated Debt and Capitalized Leases), but in each case excluding the scheduled principal payment due and payable by Borrower on the Maturity Date on any Loan made pursuant to the Credit Agreement	$

9.	Consolidated Interest Charges paid in cash for the applicable Measurement Period	$

10.	principal payments made in respect of Subordinated Debt for the applicable Measurement Period	$

11.	Sum of Line 8 plus line 9 plus line 10	$

12.	Ratio of Line 7 to Line 11	to 1.00

Minimum Consolidated Fixed Charge Coverage for the Measurement Period		1.25 to 1.00

In compliance?		Yes or No

[1]	To be used for any Measurement Period ending on or prior to October 3, 2015. Aggregate amount during such period $ .
[2]	To be used for any Measurement Period ending after October 3, 2015 but on or prior to December 31, 2016 . Aggregate amount during such period $ .
[3]	To be used only for the Measurement Periods ended September 30, 2016 and ending December 31, 2016, March 31, 2017 and June 30, 2017.

Compliance Certificate – Consolidated Fixed Charge Coverage Ratio Worksheet

Schedule 1 to

Compliance Certificate

[Borrower to list any existing Defaults or Events of Default, specifying the nature and period of existence of each, and the actions Borrower has taken, is undertaking and proposes to take in respect thereof. If no Defaults and no Events of Default are then in existence, such schedule should read “None”.]

Schedule 2 to

Compliance Certificate

[Borrower to include a list of Subsidiaries formed or acquired during the period covered by this certificate with the information set out in paragraph lettered (f) above. If no such Subsidiaries have been formed or acquired during such period, such schedule should read “None”.]